Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nuance Communications, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated November 18, 2015, except for the consolidated balance sheet, Note 2, Note 4, Note 18, and Note 19, as to which the date is May 10, 2016, relating to the consolidated financial statements, and our report dated November 18, 2015 related to the effectiveness of Nuance Communications, Inc.’s (the “Company”) internal control over financial reporting appearing in the Company’s Current Report on Form 8-K filed May 11, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Boston, Massachusetts
August 12, 2016